Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	INVESTORS
Greg Smith, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

MEDIA
Al Galgano
Padilla Speer Beardsley Phone: 612.455.1720

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces a Change In Executive Leadership

Kris Tufto named interim CEO; Dale Parker joins board of directors

Saint Paul, Minn., August 13, 2012 — Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today that Kenneth R. Aubrey’s employment as president and chief executive officer (CEO) of Image Sensing Systems, Inc. has been terminated, effective immediately. The board has named Kris B. Tufto, a member of Image Sensing Systems’ board, as interim president and CEO. Tufto has served as a member of the board since September 2011. He will continue to serve on the board, but will step down from the three board committees because his role as interim president and CEO positions him as a non-independent board member. The Board expects to initiate a search for a new president and CEO in the near-term.

“Our view is that Image Sensing Systems’ assets are strong and yet the company is underperforming against the opportunity,” said Jim Bracke, chairman of the board. “The board’s decision to make a leadership change was made after ongoing consideration and a deliberative process that determined that Image Sensing Systems was not taking full advantage of the strength of its product offering given the market opportunity. The board has determined that the time is right for a leadership change and fresh perspective, and we are pleased to have Kris lead us during this interim period as we further position Image Sensing Systems to capitalize on future growth opportunities.”

Tufto brings significant leadership experience in software, technology and product marketing to his new role as interim CEO. He has served on the board of Sajan, Inc., a publicly-held company, since February 2010. From 2010 to 2012, Tufto was chief revenue officer at Code42, a software solutions and data protection company. Previously, he was chief executive officer at MarketingBridge, a global channel marketing company, and a consultant at W3i, a provider of application and mobile marketing solutions. Tufto has also served in leadership positions for various technology companies. He has a Bachelor’s of Sciences Degree in Electrical Engineering from North Dakota State University.

“I welcome the opportunity to lead Image Sensing Systems during this very exciting period and look forward to working with the team to build upon the significant assets in place to help Image Sensing Systems accelerate value creation for its shareholders. The recent passage of the MAP-21 transportation bill should unlock much of the pent-up demand for ITS spending, and Image Sensing Systems can benefit from this significant event. Additionally, our state-of-the-art and industry-leading Hybrid Duo product continues to gain traction, and we are ready to take advantage of the growth opportunities ahead of us.”

The company also announced that it continues to augment its leadership team with the addition of Dale Parker as a board director, replacing Tufto on the three board committees. Parker has a deep leadership background, and currently serves as board chairman of HickoryTech Corporation, a communications solutions provider. He retired earlier this year after serving as interim chief financial officer of Ener1, Inc., an energy storage technology company, since 2011. Previously he served in numerous chief financial officer and vice president roles for manufacturing companies.

Image Sensing Systems has also announced that Michael Doyle has stepped down as a board director.

Image Sensing Systems will hold an investment community conference call today at 10:30 a.m. CDT to discuss the leadership change. To participate, dial 877-941-8609 and reference conference ID 4559935. Please dial in at least 10 minutes prior to the call.

About Image Sensing

Image Sensing Systems, Inc. is a provider of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 125,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide. This depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including ANPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 filed in March 2012.